UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number 333-131196-01


       Residential Funding Mortgage Securities II, Inc., as depositor for
                            Home Loan Trust 2006-HI2
              (Exact name of registrant as specified in its charter)


      8400 Normandale Lake Blvd., Suite 250, Minneapolis, Minnesota 55437,
                                 (952) 857-7000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                     Home Loan-Backed Notes, Series 2006-HI2
            (Title of each class of securities covered by this Form)


                                      None
   (Titles of all other classes of securities for which a duty to file reports under section 13 (a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


              Rule 12g-4(a)(1)(i)   |_|   Rule 12h-3(b)(1)(i)   |_|
              Rule 12g-4(a)(1)(ii)  |_|   Rule 12h-3(b)(1)(ii)  |_|
              Rule 12g-4(a)(2)(i)   |_|   Rule 12h-3(b)(2)(i)   |_|
              Rule 12g-4(a)(2)(ii)  |_|   Rule 12h-3(b)(2)(ii)  |_|
                                          Rule 15d-6            |X|

     Approximate  number of holders of record as of the  certification or notice
date:   2

     Pursuant to the requirements of the Securities Exchange Act of 1934 Residential Funding Mortgage Securities II, Inc., acting solely in its capacity as depositor for the above-referenced Trust, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: January 11, 2007                       By: /s/ Mark White
                                                Name: Mark White
                                                Title: Vice President